Exhibit 99.1

FOR IMMEDIATE RELEASE	INVESTOR AND MEDIA CONTACT:
Pamela Marsh (626) 535-8465

INDYMAC BANCORP ANNOUNCES QUARTERLY EPS OF $0.75, UP 19%
— Board of Directors Increases Quarterly Cash Dividend to $0.25 —
— Market Share Increases 44% to 1.02%—

PASADENA, Calif. – January 29, 2004 – IndyMac Bancorp, Inc. (NYSE: NDE) (“IndyMac” or the “Company”), the holding company for IndyMac Bank® F.S.B., today reported earnings of $43.3 million, or $0.75 per share for the fourth quarter of 2003. IndyMac has also furnished a Form 8-k to the Securities and Exchange Commission that includes comprehensive financial information on the fourth quarter of 2003. This Form 8-K is intended to provide similar review and analysis of IndyMac’s financial position and results of operation to the information generally provided in IndyMac’s quarterly Form 10-Q filings. IndyMac’s Form 8-K is available on IndyMac’s Web site at www.indymacbank.com.

Quarterly Cash Dividend

Based on IndyMac’s strong operating performance and financial position, including earnings, capital and liquidity and its commitment to shareholder value, IndyMac’s Board of Directors declared a cash dividend of $0.25 per share for the first quarter of 2004, up 25% relative to the fourth quarter of 2003 and up 150% over the dividend in the year ago period when the Company reinitiated dividend payments. The cash dividend is payable March 11, 2004 to shareholders of record on February 12, 2004.

“This dividend increase reflects our continued confidence that, while we are currently undergoing a major transition in our industry from the unprecedented refinance environment, our hybrid thrift/mortgage banking business model will generate strong returns for our shareholders over the long-term,” commented Michael W. Perry, IndyMac’s Chairman and Chief Executive Officer.

Highlights of the Fourth Quarter

•	Revenues of $178.2 million, up 23% over the fourth quarter of 2002

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•	Earnings of $43.3 million, up 22% over the fourth quarter of 2002

•	Return on average equity of 17.2% and return on average assets of 1.2%

•	Record total assets of $13.2 billion, up 38% compared with assets at December 31, 2002 with growth in earning assets in the investing activities offsetting a decline in mortgage loans held for sale

•	Non-performing assets declined to 0.76% of total assets, from 1.1% at December 31, 2002

•	Mortgage loan production of $6.3 billion reflects strong performance relative to the overall industry. IndyMac’s market share rose 44% from 0.71% in the third quarter 2003 to 1.02% in the fourth quarter based on the Mortgage Bankers Association of America (MBA) January 2004 Mortgage Finance Forecast.

•	Continued strength reflected in the pipeline of mortgage loans in process of $4.1 billion at December 31, 2003. While down 12% from September 30, 2003, the relative performance to the overall industry remains positive with the MBA reporting that non-seasonally adjusted applications were down 58% at year end relative to the end of the third quarter.

Highlights of the Full Year 2003

•	Record revenues of $708.1 million, up 23% over 2002

•	Record earnings of $171.3 million, up 19% over 2002

•	Record EPS of $3.01, up 25% over 2002

•	Record total loan production of $30.0 billion, up 44% over 2002

•	ROE of 18.3%, up 10% from 16.6% in 2002

•	Book value per share of $17.93, up 16% over 2002

•	Total shareholder return for 2003 of 65%

“The fourth quarter 2003 marked the beginning of a very significant transition for our industry with the MBA estimating that production industry wide declined 49%. I am pleased to note that in spite of the mortgage market’s rapid transition to more normalized levels, the performance of our business model and strong execution by our employees resulted in a very solid quarter for IndyMac. In line with our expectations, in this quarter alone we increased our share of the single-family residential mortgage market by 44% and grew our earning assets 13% with strong adjustable rate single-family mortgage production. It is notable that as we have been focusing on deploying capital to our investment portfolio to generate core, stable spread income, this quarter our net interest income exceeded our gain on sale and other income for the first time since becoming a depository institution,” commented Mr. Perry.

“We continue to be well-positioned with a strong balance sheet and solid pipeline of mortgage loans in process as we enter 2004. Based on our ratelocks and pipeline at the end of the fourth quarter, our forecast for first quarter 2004 production ranges from $5.1 billion to $5.9 billion, which represents a decline of 6% to 19% from the fourth quarter. Our production trend in the first quarter will likely again be strong relative to overall industry performance. If the MBA’s forecast for a 20% decline in production in the first quarter 2004 from the fourth quarter 2003 holds true, our market share in the first quarter would increase from 1.02% in the fourth quarter to somewhere in the range of 1.03% to 1.20%, or an increase of as much as 18%. As a result of our projected loan volumes, earning assets and margins, we project earnings per share for the first quarter of 2004 to range from $0.65 to $0.70. We continue to believe that our projected range of $2.90 to $3.25 for the full year 2004 remains achievable. “Following this transition period for our industry, which we believe will largely be completed by the end of 2004, we would expect to grow earnings per share at our targeted 15% or better annual rate given our more than ten year compounded growth rate of 27%,” continued Mr. Perry.

The 2004 earnings projection above does not yet factor in the impact to earnings and EPS for a potential change in industry accounting for ratelocks that was informally introduced by the SEC in a speech by their staff in December. Such a change would delay the revenue recognition on the pipeline of ratelocks and funded loans approximately one quarter and would likely have a one-time negative effect on earnings during the quarter implemented. “This potential change does not affect the economics or the management of our business in any way,” concluded Mr. Perry.

Conference Call

On Thursday, January 29, 2004, at 11:00 A.M. ET (8:00 A.M. PT), Michael W. Perry, Chairman and Chief Executive Officer, will host a live Webcast and conference call to discuss the results of the fourth quarter, followed by a question and answer session. A slide presentation will accompany the

Webcast/conference call and can be accessed along with IndyMac’s Form 8-K via IndyMac Bank’s home page at www.indymacbank.com.

If you would like to participate:

•	Internet Webcast Access: http://www.indymacbank.com

•	The telephone dial-in number is (800) 479-1628, access code # 338132

•	The replay number is (888) 203-1112, access code # 338132

To participate on the call, please dial in 15 minutes prior to the scheduled start time. The conference call will be replayed continuously beginning two hours after the call on January 29th through February 4th and will be available on IndyMac’s Web site at www.indymacbank.com.

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IndyMac Bancorp, Inc. is the holding company for IndyMac Bank, the largest savings and loan in Los Angeles and the 16th largest nationwide (based on assets). IndyMac’s management is committed to delivering superior returns and increasing shareholder value through its hybrid thrift/mortgage bank business model. IndyMac’s total annualized return to shareholders for the period 1993 through December 31, 2003 of 24%, under its current management team, has exceeded the comparable returns of 13% and 11% for the Dow Jones Industrial Average and S&P 500, respectively, for the same period.

IndyMac is a leading technology-based mortgage lender with its award-winning e-MITS® platform to facilitate automated underwriting, risk-based pricing and rate lock of home loans on a nationwide basis via the Internet. IndyMac provides mortgage products and services through its business relationship division, IndyMac Mortgage Bank, and its consumer direct division, IndyMac Consumer Bank and invests in certain of its mortgage loan production and mortgage servicing for long-term returns through its Investment Portfolio Group. IndyMac’s mortgage website is ranked the number one overall mortgage website by Gomez®, an internet quality measurement firm, a position it has held for six of seven measurement periods since Fall 2000.

IndyMac Mortgage Bank offers multi-channel distribution of its mortgage products and services through a nationwide network of mortgage brokers, mortgage bankers, financial institutions, Realtors®

and homebuilders. The Mortgage Bank also provides commercial loans to homebuilders for the purpose of constructing new single-family residences.

IndyMac Consumer Bank offers mortgage products and services directly to consumers through the Internet, a state-of-the-art call center and its Southern California branch structure. The Consumer Bank also offers a wide array of Web-enhanced banking services, including deposits, competitive CD and money market accounts, and online bill payment services. IndyMac Bank is FDIC insured.

Through its Investment Portfolio Group, IndyMac services $37 billion of mortgage loans and invests in single-family residential mortgage loans, mortgage-backed securities and mortgage servicing rights to provide core, stable net interest and fee income.

For more information about IndyMac and its affiliates, or to subscribe to the Company’s Email Alert feature for notification on Company news and events, please visit our Web site at www.indymacbank.com.

FORWARD-LOOKING STATEMENTS

Certain statements contained in this press release may be deemed to be forward-looking statements within the meaning of the federal securities laws. The words “anticipate,” “believe,” “estimate,” “expect,” “project,” “plan,” “forecast,” “intend,” and similar expressions identify forward-looking statements that are inherently subject to risks and uncertainties, many of which cannot be predicted or quantified. Actual results and the timing of certain events could differ materially from those projected in or contemplated by the forward-looking statements due to a number of factors, including the effect of economic and market conditions; the level and volatility of interest rates; the Company’s hedging strategies, hedge effectiveness and asset and liability management; the accuracy of subjective estimates used in determining the fair value of financial assets of IndyMac; credit risks with respect to our loans and other financial assets; the impact of changes in financial accounting standards; the actions undertaken by both current and potential new competitors; the availability of funds from IndyMac’s lenders and from loan sales and securitizations, to fund mortgage loan originations and portfolio investments; the execution of IndyMac’s growth plans and ability to gain market share in a significant market transition; the impact of current, pending or future legislation and regulations; and other risk factors described in the reports that IndyMac files with the Securities and Exchange Commission, including the Annual Report on Form 10-K, Quarterly Reports on Form 10-Q, and its reports on Form 8-K.

While all of the above items are important, the highlighted items represent those that in management’s view merit increased focus given current conditions.